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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                       (Amendment No. _____________)*

                       Gulf South Medical Supply, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                40252 G 10 5
--------------------------------------------------------------------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 40252 G 10 5                  13G                    Page 2 of 5 Pages

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Thomas G. Hixon
    ###-##-####

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) [ ]
    Not Applicable                                     (b) [ ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY



--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

    NUMBER OF                                      1,710,436
                      ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                          0
                      ----------------------------------------------------------
       EACH           7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                                       1,710,436
                      ----------------------------------------------------------
       WITH           8    SHARED DISPOSITIVE POWER

                                                       0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               1,710,436

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                            Not Applicable

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                 10.5%


--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

                                                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.   40252 G 10 5               13G                 PAGE  3  OF  5  PAGES




Item 1(a). Name of Issuer:  Gulf South Medical Supply, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           426 Christine Drive, Ridgeland, MS 39157

Item 2(a). Names of Persons Filing:  Thomas G. Hixon

Item 2(b). Address of Principal Business Office or, if None, Residence:
           426 Christine Drive, Ridgeland, MS 39157

Item 2(c). Citizenship:  United States of America

Item 2(d). Title of Class of Securities:  Common Stock, $.01 par value per share.

Item 2(e). CUSIP Number:  40252 G 10 5

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-
                            2(b), check whether the person filing is a:

             (a) [ ] Broker or Dealer registered under Section 15 of the
                     Securities Exchange Act of 1934 (the "Act").

             (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                     Act.

             (d) [ ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940.

             (e) [ ] Investment Advisor registered under Section 203 of the
                     Investment Advisers Act of 1940.

             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

             (g) [ ] Parent Holding Company, in accordance with Rule
                     13d-1(b)(ii)(G) of the Act.

             (h) [ ] Group, in accordance with Rule 13a-1(b)(1)(ii)(H) of the
                     Act.

                 Not applicable.

Item 4.          Ownership.

                 (a) Amount Beneficially Owned 1,710,436 shares. Represents 1,631,596 shares of Gulf South Medical Supply, Inc.'s common stock, $.01 par value (the "Common Stock") and 78,840 shares of Common Stock that Mr. Hixon may acquire upon exercise of options vested within 60 days of 12/31/96.

                 (b)    Percent of Class:  10.5%
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CUSIP NO.   40252 G 10 5                13G                 PAGE  4  OF 5  PAGES


                 (c)    Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:
                                    1,710,436

                        (ii)   shared power to vote or to direct the vote:
                                       -0-

                        (iii) sole power to dispose or to direct the disposition of:
                                    1,710,436

                        (iv) shared power to dispose or to direct the disposition of:
                                       -0-

Item 5.          Ownership of Five Percent or Less of a Class.

                 Not applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not applicable.

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 Not applicable.  This Schedule 13G is not being filed
                 pursuant to Rule 13d-1(b).
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CUSIP NO.   40252 G 10 5                13G                PAGE  5  OF  5  PAGES


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      January 28, 1997
                                                  ----------------------------
                                                         Date


                                                     /s/ Thomas G.  Hixon
                                                  ----------------------------
                                                         Signature


                                                      Thomas G. Hixon
                                                  ----------------------------
                                                         Name/Title